The Audit Committee of the Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank) for 2012 was composed of six directors, two public interest and four industry directors. The members of the Audit Committee at December 31, 2012 were Brian A. Hudson, John S. Milinovich, Luis A. Cortes, Jr., Bradford E. Ritchie, Patrick J. Ward and Robert W. White.
The 2013 Audit Committee is comprised of five directors, one public interest and four industry directors. The members of the Audit Committee effective January 1, 2013 are Brian A. Hudson, Bradford E. Ritchie, Lynda Messick, John S. Milinovich and Frederick E. Schea.
Members of the 2012 and 2013 Audit Committees are independent as defined by the Federal Housing Finance Agency.
The Audit Committee oversees the FHLBank's financial reporting process; reviews compliance with laws, regulations, policies and procedures; and evaluates the adequacy of administrative, operating and internal accounting controls. The Audit Committee has adopted and is governed by a written charter, and has satisfied its responsibilities during 2012 in compliance with the charter. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board AU 380, Communication with Audit Committees. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board Rule 3526, and has discussed with the auditors their independence. There were no independence issued identified.
Based on the review and discussion referred to above, the 2013 Audit Committee recommends to the Board of Directors that the financial statements be included in the FHLBank's 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Brian A. Hudson, Chair
Bradford E. Ritchie, Vice Chair
Lynda Messick
John S. Milinovich
Frederick E. Schea